CONTACT:                                               RELEASE:
         KAREN M. L. WHELAN                                     IMMEDIATELY
         (804) 359-9311

              UNIVERSAL LEAF NORTH AMERICA TO RIGHT-SIZE OPERATIONS

         RICHMOND, VA MARCH 17, 2000/PRNEWSWIRE/---- Universal Leaf North America, a subsidiary of Universal Leaf Tobacco Company, Inc., today announced that it would take a number of actions to rationalize and consolidate its U.S. operations. These measures, which management considers essential, include the permanent closure of the company's leaf processing operations in Rocky Mount, North Carolina. This plant has not operated since September 1999 due to flooding caused by Hurricane Floyd. In addition, the company will close the remainder of its extruder facilities, which are located in Lexington, Kentucky; Bowling Green, Kentucky; Lumberton, North Carolina; and Rocky Mount, North Carolina. These plant closures will also result in the need to reduce the company's workforce. Management expects that approximately 175 full-time and 1400 seasonal positions will be eliminated; however many of the seasonal positions have not been filled since September 1999 when the Rocky Mount flooding occurred.

         Personnel costs associated with these closures are estimated at about $7 million before taxes, and management expects to realize on-going cost savings beginning in fiscal year 2001. Management also expects significantly smaller U.S. flue-cured and burley crops in the coming year, which will affect processing volumes.

         R.E. Foy, Jr., President of Universal Leaf North America, noted, "Over the past 18 months, our U.S. tobacco operation has been confronted with a number of challenges. These include significant declines in U.S. flue-cured and burley quotas, the Rocky Mount flooding, the far-reaching effects of the Master Settlement Agreement on U.S. cigarette sales and leaf use, and unprecedented political and legal attacks, all of which have combined to change the outlook for tobacco production in the United States and to create a difficult operating environment. As we noted over a year ago, we do not expect a near-term reversal of this situation. We must take steps today to adapt to the new reality of the tobacco industry in the United States. This will require difficult decisions and extraordinary efforts from all of us."

            Henry H. Harrell, Chairman of the Board and Chief Executive Officer of Universal Leaf Tobacco Company, Inc., stated, "We deeply regret that the existing environment in our industry has given us no choice but to implement these actions in order to remain efficient and competitive in the U.S. market. The decisions to make these changes have been difficult, but we are confident that the actions we are announcing today will allow our company to successfully meet the unique challenges that we foresee in the U.S. markets.

Fortunately for the overall company, the markets outside the United States continue to enjoy good prospects."

                  Universal Leaf Tobacco Company, Inc. is a subsidiary of Universal Corporation (NYSE-UVV), a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation's gross revenues for the fiscal year that ended on June 30, 1999, were approximately $4.0 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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